EXHIBIT 99.1
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JONES LANG LASALLE                              NEWS RELEASE



Contact:    Charlotte Freeman
Phone:      +44 20 7399 5616
Email:      charlotte.freeman@eu.jll.com

            Chek Yee Foo
            +65 6494 3647
            chekyee.foo@ap.jll.com

            Gayle Kantro
            +1 312 228 2795
            gayle.kantro@am.jll.com



        JONES LANG LASALLE ANNOUNCES REGIONAL CEO MANAGEMENT CHANGES
               Alastair Hughes to become CEO of Asia Pacific;
                     Christian Ulbrich to lead in EMEA;
             Peter Barge to take new strategic development role


LONDON, SINGAPORE, CHICAGO, 9TH SEPTEMBER 2008 - Jones Lang LaSalle today announced three management changes that will take effect in January 2009. Alastair Hughes, currently CEO for EMEA, has been named CEO for Asia Pacific, succeeding Peter Barge who will become Chairman for Asia Pacific. Christian Ulbrich, who currently leads the firm in Germany, will become CEO for EMEA and join the Global Executive Committee (GEC). In his new role as Chairman for Asia Pacific, Mr. Barge will provide strategic oversight of global business line development, while also continuing as Chairman of Jones Lang LaSalle Hotels until his retirement in 2010.

Announcing these changes, Jones Lang LaSalle's Global CEO, Colin Dyer, commented: "These appointments recognise the outstanding contributions that Alastair, Christian and Peter have made to the firm and provide a clear demonstration of our depth of outstanding talent which ensures that our leadership changes are made smoothly and efficiently. Alastair, Christian and Peter will provide fresh perspectives and ideas in their new roles while maintaining the high levels of client service and focus on growth for which they are known."

Since he became regional CEO in 2005, Alastair Hughes (42) has guided EMEA through a period of unprecedented expansion across all countries and business lines. Profits rose more than threefold and revenues nearly doubled in the three years to 2007, with both robust organic growth and 13 key acquisitions. During this time, Jones Lang LaSalle's established western European businesses strengthened and increased their market positions, while its Russian and central and eastern European businesses and its new offices in the Middle East delivered exponential growth.
Mr. Hughes will relocate to Singapore.

Christian Ulbrich (42) joined the firm in early 2005 after a 20 year career in real estate banking and finance. As leader of Jones Lang LaSalle in Germany, he has overseen impressive organic growth, as well as the acquisition of Kemper's Group, Brune Consulting and other highly regarded businesses, allowing Jones Lang LaSalle to gain a clear market leadership position. During this time, Germany's revenues have more than tripled, and it has been transformed from losses into a profitable, dynamic operation. Four new offices have been added since 2007, bringing the total in Germany to ten. A process is currently under way to select Mr. Ulbrich's successor in Germany.


                                 -continued-


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JONES LANG LASALLE ANNOUNCES REGIONAL CEO MANAGEMENT CHANGES



Peter Barge (58) who has previously stated his intention to retire in 2010, in addition to his role as Chairman of Asia Pacific, will remain a member of the firm's GEC with an expanded remit for strategic oversight of global business line development. Under Mr. Barge's management the Asia Pacific business has tripled revenue in the last five years while profits grew at an average annual rate of over 100%, staff numbers doubled to 16,000, corporate office locations and project offices increased to 56 and over 500, respectively. Peter has driven the rapid development of market-leading operations in the booming economies of India and China, ensuring the firm's powerful regional business is exceptionally well positioned in both developing and mature markets.

Colin Dyer emphasised the continuity underpinning these leadership changes.

He said: "Across Jones Lang LaSalle, we are building the strongest director group in the real estate advisory and investment management world. That is exciting and essential, because we expand our company by building around great people and great people are the keys that allow us to grow with confidence."


                                  - ends -



NOTES TO EDITORS


CEO Biographies

..     Alastair Hughes

      Alastair Hughes joined the Jones Lang Wootton graduate training scheme in 1988 and then gained experience working in Property Management and Fund Management. In 1991, he joined the Capital Markets team advising clients on buying and selling commercial property investments outside Central London and took on the leadership of the National team in 1996. After successfully running the English Business between 2000 and 2005 he became Chief Executive Officer for Europe, Middle East and Africa (EMEA) and a member of the Global Executive Committee (GEC) of Jones Lang LaSalle.

..     Christian Ulbrich

      Christian Ulbrich has a senior university degree in Business Administration and is trained as a banker. After senior appointments with two international banking groups he joined the Executive Committee of a Northern German private bank. Subsequently, he was in charge of the real estate activities of M. M. Warburg Bank which is
      consolidated within HIH group of companies.   Mr. Ulbrich joined
      Jones Lang LaSalle as CEO for Germany and a member of the EMEA Board in 2005.

..     Peter Barge

      As part of his career in the hotels business, Peter Barge spent four years lecturing on hotel management. In 1979, he established his own consulting firm in Australia, where, through mergers, the firm expanded throughout Asia Pacific, North America, and Europe, and ultimately merged and became part of Jones Lang Wootton. Mr. Barge oversaw the expansion of the firm's highly successful Hotels business, of which he is still Chairman today. In 2001, he relocated to Chicago to run Jones Lang LaSalle's corporate real estate
      business.   He returned to Asia Pacific in 2003 as the region's Chief
      Executive Officer, a member of the Jones Lang LaSalle Global Executive Committee and the global Chairman of Jones Lang LaSalle Hotels. He is also on the Board of Tatweer, the Dubai-based conglomerate, and member of Dubai Holdings Group.


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JONES LANG LASALLE ANNOUNCES REGIONAL CEO MANAGEMENT CHANGES


COMPANY FACTS

..     EMEA
      .     24 countries, 60 offices
      .     Revenue in 2007 was $926 million
      .     13 acquisitions in the last two years including more recently
            Churston Heard (UK) and Alkas Consulting (Turkey)

..     Germany
      .     10 offices
      .     Revenue increased in 2007 by 53% year on year
      .     Acquired Camilli Veiel, Brune and Kemper's in the last two years

..     Asia Pacific
      .     13 countries, 56 offices
      .     Revenue in 2007 was $602 million
      .     Six acquisitions in the last two years including Trammell
            Crow Meghraj